Exhibit (g)(iii)

FORM OF AMENDMENT TO THE
CUSTODY AGREEMENTS

THIS AMENDMENT is made 1 January 2019 and amends (i) the custody agreement dated July 1, 2003, between The Merger Fund VL (“Merger VL”) and U.S. Bank, N.A. (“Custodian”), (ii) the custody agreement, dated July 15, 2008 between The Merger Fund (“Merger”) and Custodian, and (iii) the custody agreement, dated July 30, 2013, between Westchester Capital Funds (“WCF” and together with Merger VL and Merger the “Trusts”) and Custodian.

RECITALS

WHEREAS, the parties have entered into the custody agreements referenced above in (i), (ii) and (iii) (the “Agreements”) and

WHEREAS, the parties desire to amend the fees of the Agreements; and

WHEREAS, the new fee schedule is a annual fee based upon average net assets for the separate series of Merger VL, Merger and WCF combined, but each trust is only liable for the fee amount that gets allocated by U.S. Bancorp Fund Services d/b/a U.S. Bank Global Fund Services , LLC (“Fund Services”) to each of their separate series of portfolios. The Trusts shall pay the fees set out in the attached fee schedule, together with the fees for all other services provided to the Trusts by Fund Services ( including its parent and affiliated entities) pursuant to a certain fund administration servicing agreement, transfer agent servicing agreement and fund accounting servicing agreement as a combined unitary fee to Fund Services.

NOW, THEREFORE, the parties agree to amend the different Fee Exhibits as follows:

1.	(Amended) Exhibit C for the Agreements referenced in (i) and (iii) are hereby superseded and replaced with Exhibit D attached hereto.
All references in the Agreement to Exhibit C are hereby exchanged with Exhibit D.
2.	(Amended) Exhibit D for the Agreement referenced in (ii) is hereby superseded and replaced with Exhibit D attached hereto.
3.
The attached Exhibit D is a combined fee schedule that will cover all services provided by Fund Services to the Trusts pursuant to certain fund administration servicing agreements, fund accounting servicing agreements and certain transfer agent servicing agreements, as well as the services provided by Custodian. to the Trusts pursuant to the Agreements.

Except to the extent amended hereby, the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

The Merger Fund VL	The Merger Fund

By: ______________________________	By: ________________________________

Name: ____________________________	Name: ______________________________

Title: _____________________________	Title:________________________________

Westchester Capital Funds	U.S. Bank, N.A.

By: ______________________________	By: ________________________________

Name: ____________________________	Name: ______________________________

Title: _____________________________	Title:________________________________

EXHIBIT D to the Custody Agreements for The Merger Fund VL, The Merger Fund and the Westchester Capital Funds

Fund Accounting, Fund Administration & Portfolio Compliance, Transfer Agency and Custody Services Fund Complex Fee Schedule

                             Effective 1-1-2019 through 12-31-2020

The Merger Fund, The Merger Fund VL, WCM Alternatives Event Driven Fund, WCM Alternatives Credit Event Fund

(Investor and Institutional Class)

ANNUAL FEE BASED ON TOTAL ASSETS OF THE FUND COMPLEX UP TO 5 FUNDS AND 2 CLASSES EACH
___ Basis Points on the first $___ Million
___ Basis points on the next $___ Million
___ Basis points on the next $___ Billion
___ Basis points on the balance

Complex Minimum $___  (ANNUAL MINIMUM FEE BASED ON TOTAL ASSETS OF THE FUND COMPLEX UP TO___ FUNDS AND ___ CLASSES EACH)

This fee schedule is in effect for a total of ___ funds. Should additional funds open above the stated amount during the duration of the fee schedule, the schedule will be adjusted to reflect the additional funds.

All applications currently used by the Westchester Capital Funds will be Included in annual basis point fee schedule.
•	Fulfillment Services
•	FanWeb Services
•	Informa Charges
•	VRU Maintenance charges
•	Transfer Agent Per Account charges
•	Daily Valuation Trades
•	Disaster Recovery Fees
•	Cost Basis Reporting
•	ACH Charges
•	AML Base Fee Charges
•	NSCC Monthly Charges
•	Periodic Statement charges
•	Report Source access
•	Omnibus Transaction charges

Services not included in the annual basis point fee schedule

Chief Compliance Officer Support Fee

◾	$___ per year per service line

Data Services

Pricing Services

◾	$___ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, Total Return Swaps, ETFs
◾	$___ – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
◾	$___ – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
◾	$___ – Interest Rate Swaps, Foreign Currency Swaps, Total Return Bullet Swaps
◾	$___ – Bank Loans
◾	$___ – Swaptions

◾	$___– Intraday money market funds pricing, up to ___ times per day
◾	$___– Credit Default Swaps
◾	$___ per Month Manual Security Pricing (>___ per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

◾	$___ per Foreign Equity Security per Month
◾	$___ per Domestic Equity, Total Return Swap Security per Month
◾	$___ per CMOs, Asset Backed, Mortgage Backed Security per Month
◾	Manual processes
◾	SWAP data feed processing

SEC Modernization Requirements

◾	Form N-PORT – $___ per year, per Fund
◾	Form N-CEN – $___ per year, per Fund

Fund Administration/Fund Accounting Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary). All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added.  U.S. Bank legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.
Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, investor email services, dealer reclaim services, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), EConnect Delivery, Shareholder Call review analysis, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

Custody Portfolio Transaction Fees
◾	$ ___ – Book entry DTC transaction, Federal Reserve transaction, principal paydown
◾	$ ___ – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
◾	$ ___ – Option/SWAPS/future contract written, exercised or expired
◾	$ ___ – Mutual fund trade, Margin Variation Wire and outbound Fed wire
◾	$ ___ – Physical security transaction
◾	$ ___ – Check disbursement (waived if U.S. Bank is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Custody Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
◾	Global servicing.
◾	$___ per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)
◾	Class Action Services – $___ filing fee per class action per account, plus ___% of gross proceeds, up to a maximum per recovery not to exceed $___.
◾	No charge for the initial conversion free receipt.
◾	Overdrafts – charged to the account at prime interest rate plus ___% unless a line of credit is in place.

Additional services not included above shall be mutually agreed upon at the time of the service being added.  In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Additional Global Sub-Custodial Services Annual Fee Schedule

See schedule provided in separate document.

◾
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

◾	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
◾	Tax reclaims that have been outstanding for more than ___ (___) months with the client will be charged $___ per claim.
◾
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

◾
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

◾	SWIFT reporting and message fees.

Fees are calculated pro rata and billed monthly.

Securities Lending and Money Market Deposit Account (MMDA)

Negotiable